Exhibit 10.4

May 12, 2026

Brigette Roberts

Re: Updated Compensation Arrangement

Dear Brigette:

We are pleased to provide you with this letter agreement (this “Agreement”) which sets forth certain equity-related terms applicable to your employment with Orphai Therapeutics Inc. (the “Company”).

As you know, the Company intends to raise money through a Qualified Financing (as defined below), currently anticipated to close later in 2026. In connection with the Qualified Financing, the Board of Directors of the Company (the “Board”) has approved the compensation and equity matters described herein, which shall be effective upon, and subject to, the closing of the Qualified Financing or as otherwise specified. The Company is offering the benefits contained in this Agreement in recognition of your past efforts and continued commitment to the Company and in light of the impact of the Company’s bridge financing which closed on February 17, 2026, and recapitalization that have reduced the equity position of the management team. In order to provide you with the compensation and equity matters described herein, we need your agreement to amend and restate certain provisions set forth in that certain letter agreement by and between the Company and you dated as of April 2, 2026 (the “Prior Compensation Agreement”) in accordance with this Agreement. “Qualified Financing” means (i) a preferred stock financing after the date hereof resulting in gross proceeds to the Company of a minimum of $70.0 million, and a minimum pre-money valuation of $60.0 million, or as otherwise approved by the Board (a “Company Financing”), or (ii) a private placement financing in a publicly traded company in connection with, and which shall be conditioned upon the closing of, a Reverse Merger Transaction (as defined below) involving such publicly traded company, in which the Company’s fixed pre-money valuation in such private placement financing is $60.0 million and such private placement results in a minimum of $70.0 million in gross proceeds to such publicly traded company (such transaction in clause (ii), a “PIPE”). “Reverse Merger Transaction” means a transaction or series of related transactions pursuant to which the Company is merged with one or more subsidiaries of a publicly traded company the stock of which is listed on a major U.S. stock exchange, the primary purpose of which transaction or series of related transactions is the ultimate public listing of the shares of common stock of the Company, directly or indirectly, whether structured as a traditional “reverse merger” transaction or a simultaneous sign and close reverse merger transaction whereby such public listing may continue through such publicly traded company’s name and ticker symbol and regardless of whether the shares of capital stock of the Company outstanding immediately prior to such transaction continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such transaction, a majority, by voting power, of the capital stock or other equity interests of such publicly traded company.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you agree as follows:

1.	Equity Compensation in connection with the Qualified Financing.

(a)

New Equity Grant in anticipation of a Company Financing. In anticipation of the closing of a Qualified Financing that is a Company Financing, the Company has granted you an equity award on or about the date hereof (the “Company Equity Award”) representing, in the aggregate, an estimated number of shares such that your aggregate fully diluted ownership in the Company is equal to 6.25% of the Company’s fully diluted capitalization (including any equity awards or other convertible securities whether vested or unvested or then exercisable, but excluding any outstanding warrants) measured as of immediately following the final closing of such Qualified Financing, utilizing assumptions approved by the Board (such equity, the “Company Financing Equity Percentage”), with such award in the form of stock options, subject to the Qualified Financing closing by December 31, 2026. In the event that a Qualified Financing does not occur by December 31, 2026, such Company Equity Award would terminate. Such stock options will have an exercise price equal to $0.58 per share.

50% of the stock options will vest on a Qualified Financing. The remaining 50% of the stock options will vest in 36 equal monthly installments following the Qualified Financing, subject to your continued service with the Company through each applicable vesting date.

In the event of a Change in Control (as defined in the 2026 Stock Incentive Plan, as amended, the “New Plan”) other than a Change in Control resulting from a Reverse Merger Transaction, all then-unvested stock options will vest and become exercisable (as applicable) immediately prior to the Change in Control event. All equity awards are subject to the terms and conditions of the New Plan and the applicable award agreements, which will be provided to you upon grant.

(b)

New Equity Award in a PIPE: Additionally, subject to and following the closing of a Qualified Financing that is a PIPE, the Company will (i) use its reasonable best efforts to cause the publicly traded company in the Reverse Merger Transaction to grant you an equity award, (ii) subject to the Nasdaq Limitations, grant you an equity award under the New Plan or (iii) any combination of (i) and (iii) (such award or awards, as applicable, the “PIPE Equity Award” and, together with the Company Equity Award, as applicable, the “New Award(s)”) representing, in the aggregate, a number of shares such that your aggregate fully diluted ownership in such publicly traded company is equal to 6.25% of such publicly traded company’s fully diluted capitalization (including any equity awards or other convertible securities whether vested or unvested or then exercisable, but excluding any outstanding warrants) measured as of immediately following the closing of such Qualified Financing (such equity, the “PIPE Equity Percentage” and, together with the Company Financing Equity Percentage, as applicable, the “Equity Percentage”), with such award in the form of stock options, subject to your continued service through the applicable grant date. Such stock options will have an exercise price equal to the fair market value of the publicly traded company’s and/or the Company’s, as applicable, common stock as of the grant date and will be subject to such publicly traded company’s then existing equity incentive plan or inducement plan or any new inducement plan adopted in connection with such Reverse Merger Transaction and the applicable award agreements thereunder and/or the New Plan and the applicable award agreements thereunder, as applicable. Such PIPE Equity Award shall be subject to the following terms or, if such PIPE Equity Award is granted by the publicly traded company in such Reverse Merger Transaction, the Company shall use its reasonable best efforts to cause such awards to be subject to the following terms or substantially similar terms with such changes as to comply with such publicly traded company’s equity incentive plan or inducement plan, as applicable:

i.

50% of the stock options will vest on the grant date. The remaining 50% of the stock options will vest in 36 equal monthly installments following the grant date, subject to your continued service to the Company or such publicly traded company through each applicable vesting date.

ii.

In the event of a Change in Control (as defined in the New Plan) other than a Change in Control resulting from the Reverse Merger Transaction, all then-unvested stock options will vest and become exercisable (as applicable) immediately prior to the Change in Control event.

Notwithstanding the foregoing, if as a result of such Reverse Merger Transaction, the Company or such publicly traded company is limited in its ability to, or is unable to, grant any new equity awards as a result of any limitations imposed by the U.S. stock exchange on which the securities of the publicly traded company are listed (the “Nasdaq Limitations”), then you will not be granted any such equity awards or such equity awards will be cutback pro rata along with all other employees of the Company eligible to receive such equity awards pursuant to substantially similar agreements to permit compliance with such U.S. stock exchange rules.

(c)

Documentation. Any New Awards or related matters shall be subject to and governed by the New Plan (or the applicable equity incentive or inducement plan of such publicly traded company in the Reverse Merger Transaction, if applicable), and applicable award notice and award agreements, which you will be required to execute as a condition to receive or retain such awards. No equity action set forth herein will be effective unless and until approved in accordance with applicable law and the New Plan (or the applicable equity incentive or inducement plan of such publicly traded company in the Reverse Merger Transaction, if applicable).

(d)

Acknowledgement. The Company acknowledges that the equity incentive grant set forth in this Section 1 is not intended to be your exclusive equity award, including in the event that the Company determines it to be in the best interests of its stockholders to transfer any of its pipeline opportunities to one or more separate entities to facilitate its financing and development.

2.

No Other Changes; At-Will Employment. Except as expressly set forth in this Agreement, the terms and provisions of your employment with the Company remain unchanged. Without limiting the generality of the foregoing, any existing employment, confidentiality, proprietary information, invention assignment, restrictive covenant, severance and similar agreements, including without limitation that certain Severance Agreement and that certain Invention Assignment Agreement, by and between you and the Company (collectively, and as modified by this Agreement, the “Existing Employment Agreements”), remain in full force and effect in accordance with their terms. Without limiting the generality of the foregoing, and notwithstanding any provision in this Agreement and/or the Existing Employment Agreements to the contrary, your employment remains “at will,” meaning that either you or the Company may terminate the employment relationship at any time for any lawful reason, with or without cause or notice.

3.

Tax Matters. The Company makes no representation or warranty regarding the tax consequences of any compensation or benefits provided under this Agreement and, except as set forth in Section 7 below, the Company is not obligated to minimize any such tax consequences to you. You acknowledge and agree you are solely responsible for any and all taxes arising from amounts paid or provided hereunder. The Company, however, is authorized to withhold tax as required by law.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts-of-law principles.

5.

Disclaimer. You acknowledge and agree that, as set forth in greater detail in this Agreement, and to the extent set forth in this Agreement: (a) your rights to the additional equity issuances are contingent upon the closing of a Qualified Financing and the amount of proceeds raised thereby; (b) the ability to close a Qualified Financing depends on a variety of conditions beyond its control, including market conditions, the valuations investors place on the Company’s programs, general economic conditions and the like; (c) the Company makes no representation or warranty regarding its ability to close a Qualified Financing or, if closed, the amount of proceeds that will be raised in a Qualified Financing and (d) the Company’s ability to grant equity awards in accordance with this Agreement may be limited in the event the Qualified Financing occurs in connection with a Reverse Merger Transaction.

6.

Entire Agreement; Amendments; Counterparts. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, proposals and communications, whether written or oral, relating to such subject matter, provided that this Agreement supplements and does not supersede the Existing Employment Agreements except to the limited extent expressly stated herein. This Agreement may be amended or waived only by a written instrument signed by both parties. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same agreement. Signatures delivered by electronic transmission shall be deemed original signatures for all purposes.

7.

Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any interest or penalties with respect to such excise tax (collectively, the “Excise Tax”) and the Company is not eligible for the shareholder approval exemption of Section 280G(b)(5)(A)(ii) of the Code, then the Company shall pay to you, no later than the time the Excise Tax is required to be paid by you or withheld by the Company, an additional amount (the “Gross-up Payment”) equal to the sum of the Excise Tax payable by you, plus the amount necessary to put you in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and any income and employment taxes imposed on the Gross-up Payment)) that you would have been in if you had not incurred any tax liability under Section 4999 of the Code, subject to the Gross-up Limitation described in the following paragraph.

The aggregate amount of the Gross-up Payment payable to you and the Gross-up Payments payable to any other employees of the Company who are subject to the Excise Tax will not exceed two percent (2%) of the net proceeds of the change in control transaction that gives rise to the Parachute Payments (the “Gross-up Limitation”). The Gross-up Limitation will be allocated among you and any other employees of the Company who are subject to the Excise Tax pro rata based on the relative amount of Excise Tax. In the event that any equity awards granted to you as contemplated in this Agreement are fully vested and no longer constitute a Parachute Payment, the terms of this Section 7 shall be of no further force and effect.

Any determination required under this Section 7 shall be made in writing in good faith by the accounting firm which was the Company’s independent auditor immediately before the change in control (the “Accountants”), which shall provide detailed supporting calculations to you and the Company as requested by you or the Company. The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 7. For purposes of making the calculations and determinations required by this Section 7, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on you and the Company. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 7.

In light of the uncertainty in applying Section 4999 of the Code, if it is subsequently determined that the Gross-up Payment is not sufficient to put you in the same after-tax position (taking into account any and all applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax and such taxes imposed on the Gross-up Payment)) that you would have been in if you had not incurred the Excise Tax, then the Company shall promptly pay to or for the benefit of you such additional amounts necessary to put you in the same after-tax position that you would have been in if the Excise Tax had not been imposed, subject to the Gross-up Limitation described above. In the event that a written ruling of the Internal Revenue Service (IRS) is obtained by or on behalf of you or the Company, which provides that you are not required to pay, or are entitled to a refund with respect to, all or a portion of the Excise Tax, then you shall reimburse the Company in an amount equal to the Gross-up Payment, less any amounts which remain payable by or are not refunded to you, within 30 business days of the date of the IRS determination or the date you receive the refund, as applicable. You and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

Please indicate your agreement to the foregoing by signing and returning this Agreement.

Sincerely,

Orphai Therapeutics Inc.

By:	/s/ Paul Boni
Name: Paul Boni
Title: Chief Financial Officer

Acknowledged and Agreed:

By:	/s/ Brigette Roberts
Name: Brigette Roberts
Date: 5/12/2026